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                 March 30, 2021

       Jinnan Lai
       Chief Executive Officer
       LIZHI INC.
       Yangcheng Creative Industry Zone
       No. 309 Middle Huangpu Avenue
       Tianhe District, Guangzhou 510655
       The People   s Republic of China

                                                        Re: LIZHI INC.
                                                            Registration
Statement on Form F-3
                                                            Filed March 26,
2021
                                                            File No. 333-254782

       Dear Mr. Lai:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Matthew Derby, Staff Attorney, at (202) 551-3334 or Larry Spirgel, Office
       Chief, at (202) 551-3815 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology